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                                                                 EXHIBIT D-5


Public Service Commission                              WEST VIRGINIA
Richard E. Hitt, General Counsel                       STATE SEAL

201 Brooks Street, P.O. Box 812                        Phone: (304) 340-0317
Charleston, West Virginia 25323                        FAX:   (304) 340-0372

                                   October 28, 1997



Gary A. Jack, Esq.
P. O. Box 1392
Fairmont, WV 26555-1392

                         RE:  Monongahela Power Company and
                              The Potomac Edison Company
                              Pollution Control Bond
Refinancing

Dear Mr. Jack:

     I have received and reviewed your letter dated October
2, 1997 concerning whether or not action is required by the Public Service Commission prior to the Companies engaging in bond refinancing.

     As I understand the situation if market conditions warrant, Monongahela Power Company and The Potomac Edison
Company will be refinancing certain pollution control or waste disposal bonds in order to obtain more favorable interest rates. The authority for the initial bond issuances was granted by Commission order dated January 26, 1997, in Case No. 8857 and October 27, 1997 in Case No.
9109.

     Since the refinancing will only occur if the Companies can obtain more favorable interest rates, I do not believe any additional Commission approvals are necessary to undertake such refinancing.

                                   Sincerely,

                                   /s/ Richard E. Hitt

                                   Richard E. Hitt
                                   General Counsel

REH/cbd

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